Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of February 22, 2023 and shall be effective at the close of business on the day that the Consultant’s employment with Jounce as a full-time, at-will employee terminates (such date, the “Effective Date”), by and between Hugh Cole, an individual residing at [***] (hereinafter “Consultant”) and Jounce Therapeutics, Inc., a Delaware corporation, with its office located at 780 Memorial Drive, Cambridge, MA 02139 (hereinafter “Jounce”).

WHEREAS, in consideration of the mutual covenants contained in this Agreement, Jounce desires to retain the services of Consultant as an independent consultant with respect to certain activities as described in this Agreement, and Consultant is willing to perform such services.

NOW, THEREFORE, Consultant and Jounce agree as follows:

1.     Description of Services. Consultant will provide consulting services to Jounce as agreed to from time to time by the parties (the “Services”). Consultant will perform all Services in compliance with the terms and conditions of this Agreement. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations. If required by Jounce, Consultant shall use equipment, hardware, software and/or an email address provided by Jounce for the performance of the Services.

2.    Contract Term & Termination. The term of this Agreement will commence on the Effective Date and end on the earlier of: (i) the end of the day that Jounce consummates a transaction that constitutes a change of control (and, for the avoidance of doubt, no earlier than the closing of such transaction) and (ii) one (1) year thereafter, unless earlier terminated in accordance with this Agreement or extended by mutual written agreement. Jounce may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to the Consultant. The Consultant may terminate this Agreement for any reason upon fourteen (14) days’ prior written notice to Jounce. Either party may terminate this Agreement immediately upon breach by the other party.

3.    Payment of Fees and Expenses. In consideration of the performance by Consultant of the Services, Jounce agrees to pay Consultant at the rate of Four Hundred Dollars ($400.00) per hour (such consideration, “Fees”) subject to the other terms and conditions of this Agreement. Consultant will submit invoices to Jounce for any Fees due on a monthly basis for all Fees and expenses due for the immediately prior calendar month. Each invoice will reasonably itemize the Services performed with respect to which Fees are due. Jounce shall reimburse Consultant for any pre-approved actual expenses incurred by Consultant in connection with the provision of Services. Requests for reimbursement of expenses shall be in a form reasonably acceptable to Jounce and shall accompany Consultant’s Services invoices. Jounce shall pay Consultant the amounts properly due and payable under each invoice within thirty (30) days after receipt of such invoice. Jounce may, in good faith, dispute any amount invoiced under this Agreement that Jounce reasonably believes to be inaccurate or inappropriate by withholding payment of the disputed amount of such invoice. The parties shall negotiate in good faith to resolve any such dispute. Once the disputed portion of such invoice is resolved, Jounce agrees to pay any amount no longer in dispute within thirty (30) days after such resolution.

4.    Compliance with Laws. Consultant represents and warrants that Consultant will render Services in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time. Further,

Consultant represents that he/she has not been debarred and is not under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992. Consultant will promptly notify Jounce in writing upon any inquiry or notice concerning or the commencement of any debarment investigation or proceeding under Generic Drug Enforcement Act of 1992 regarding Consultant.

    5.    Conflict with Obligations to Third Parties. Consultant represents and warrants to Jounce that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant will promptly notify Jounce if Consultant has notice of or is aware of a conflict or potential conflict between the performance of Services for Jounce and Consultant’s obligations to any third party. Consultant represents that Consultant has not brought and will not bring with Consultant to Jounce or use in the performance of Services any equipment, materials, confidential information or trade secrets of any third party which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use. If Consultant is a faculty member at or employee of a university or hospital (“Institution”) or of another company, Consultant represents and warrants that pursuant to such Institution’s or company’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required by such Institution to disclose to it any proposed agreements with industry, Consultant has made that disclosure.

    6.    Work Product. Consultant transfers and assigns to Jounce and/or its designee all ownership and right, title and interest in Work Product such that Jounce shall enjoy and shall be entitled to exercise all the rights of a sole, exclusive holder in such Work Product. “Work Product” means work product, inventions, results, reports, discoveries, original works of authorship, developments, improvements, ideas, know-how, techniques, methods, processes, research, or documents, whether or not patentable or subject to copyright or trade secret protection, including all intellectual property rights therein and any other statutory right associated therewith, that is created or generated in connection with the performance of the Services, and that Consultant solely or jointly with others creates, conceives, develop or reduces to practice, or causes to be created, conceived, developed or reduced to practice, in the course of the performance of Services. Consultant shall promptly make full written disclosure of Work Product to Jounce and will hold in trust for the sole right and benefit of Jounce. Consultant shall keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Jounce at all times. Without limiting the foregoing, all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of consultancy and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. Consultant warrants that Consultant has and will have the right to transfer and assign to Jounce ownership of all works of authorship as a result of their status as “works made for hire” by those individuals engaged by Consultant to render Services for the purposes of the U.S. Copyright Act. Jounce will own and, to the extent permissible under applicable law, Consultant hereby assigns to Jounce all right, title, and interest in and to all inventions, discoveries, innovations or improvements, whether or not patentable, that are discovered, conceived, made, reduced to practice or learned by Consultant in the performance of the Services, including all intellectual property rights therein. Consultant shall execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Jounce’s rights as outlined above. If Jounce is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Work Product assigned to Jounce under this Agreement, then Consultant hereby irrevocably designates and appoints Jounce and its duly authorized officers and agents as Consultant’s agent and attorney–in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant. If for any reason Consultant cannot assign Work Product under this Section 6 to Jounce, then Consultant hereby grants Jounce an exclusive, royalty-free, fully paid-up, irrevocable, worldwide sublicensable license under such Work Product, including all intellectual property rights therein, for any and all uses.

    7.    Confidentiality & Non-Use. Consultant shall hold all of Jounce’s Confidential Information in confidence, shall exercise reasonable precautions to physically protect the integrity and confidentiality of all of Jounce’s Confidential Information and shall not disclose any Confidential Information to any third party, except as expressly permitted by this Agreement. Consultant shall not use Jounce’s Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Jounce. Consultant acknowledges that in connection with entering into and performing this Agreement or performing Services, Jounce has disclosed or may disclose (whether directly or indirectly) information to Consultant (including information of third parties that Jounce may disclose to Consultant). Jounce’s “Confidential Information” means (a) all Work Product, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Jounce or its subsidiaries or third parties with whom Jounce may have business dealings, disclosed or otherwise made available to Consultant by Jounce or on behalf of Jounce; provided, however, that Confidential Information shall not include information Consultant receives from Jounce which Consultant establishes by competent proof: (i) was in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) was in Consultant’s possession without obligation of confidentiality before the time of first disclosure by Jounce; (iv) Consultant independently developed without use or reference to any Confidential Information; or (v) was received by Consultant from a third party who has the right to disclose it to Consultant. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction only if required by such governmental authority or court and provided that Consultant (x) uses best efforts to obtain all applicable governmental or judicial protection available for like material and (y) provides Jounce with reasonable advance written notice of such required disclosure. Any failure by Jounce to designate information as confidential or proprietary shall not be deemed to waive any rights of Jounce or obligations of Consultant under this Agreement. Consultant shall not reverse engineer, chemically analyze, disassemble, modify, decompile or create derivative works based on any Jounce’s Confidential Information. All Jounce’s Confidential Information shall be solely and exclusively owned by Jounce.

    8.    Jounce Property. All documents, data, records, apparatus, equipment and other physical property, software and email address furnished or made available to Consultant in connection with this Agreement shall be and remain the sole property of Jounce, shall be used solely for performance of the Services and shall be returned promptly to Jounce when requested. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.

9.    Publication; Publicity. Without limiting Section 7 (Confidentiality & Non-Use), Consultant shall not publish any Work Product, in whole or in part, without the prior express written consent of Jounce. Consultant shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Jounce or its subsidiaries for publicity, promotion, or similar non-regulatory uses without Jounce’s prior written consent.

    10.    Independent Contractor Relationship; No Conflict of Interest. It being the intent of the parties to establish an independent contractor relationship, nothing contained in this Agreement shall be deemed to make Consultant an employee of Jounce, nor shall Consultant have authority to bind Jounce in any manner whatsoever by reason of this Agreement. Except for Section 16 below, Consultant shall not be entitled to any of the benefits that Jounce may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant shall at all times while on Jounce premises observe all security and safety policies of Jounce. Consultant shall bear sole responsibility for paying and reporting its own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and shall indemnify and hold Jounce harmless from and against any liability with respect thereto. For the term of this Agreement, Consultant shall not work as an employee or consultant for any third party on a project or potential transaction: (i) in which Jounce is directly and actively involved; or (ii) as a result of which, Consultant’s performance of the Services may be materially limited by Consultant’s responsibilities to such third party.

11.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the first page of this Agreement or to such other address as either party may provide in writing.

    12.    Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their respective successors and assigns. This Agreement may not be assigned by Consultant, and Consultant’s obligations under this Agreement may not be subcontracted or delegated by Consultant, without the prior written consent of Jounce. For clarity, this Agreement may be assigned by Jounce with prompt notice of such assignment to Consultant.

    13.    Specific Enforcement. Consultant acknowledges that Jounce will have no adequate remedy at law in the event Consultant breaches the terms of Sections 4 through 9. In addition to any other rights it may have, Jounce shall have the right to obtain in any court of competent jurisdiction injunctive or other relief to restrain any breach or threatened breach of this Agreement.

14.    Noninterference with Business. During this Agreement, and for a period of one (1) year immediately following the termination or expiration of this Agreement, Consultant shall not (to the extent such prohibition is permitted by applicable law) solicit or induce any employee or independent contractor involved in the performance of this Agreement to terminate or breach an employment, contractual or other relationship with Jounce.

15.    Limitation of Liability and Indemnification of Consultant. Without limiting Jounce’s right to terminate this Agreement in accordance with Section 2 above, Jounce agrees that Consultant shall not be liable, in damages or in any other manner, to Jounce or any of its affiliates, employees, consultants, officers or directors, for any of Consultant’s acts or omissions in connection with Services, except any act or omission with respect to which a court of competent jurisdiction has issued a final decision, judgment or order determining that Consultant was grossly negligent or engaged in willful misconduct. Further, Jounce agrees to defend, indemnify and hold Consultant harmless from and against any and all third party claims, demands, causes of action, suits and proceedings (each, a “Claim”) and related damages, losses, settlements and expenses (including but not limited to reasonable attorneys’ fees) arising out of or related to the Services, except to the extent a court of competent jurisdiction has issued a final decision, judgment or order that such Claim arose as a result of Consultant’s gross negligence or willful misconduct.

16.    Vesting and Exercisability of Equity Awards. To provide for the continued vesting and exercisability of certain of the Consultant’s outstanding stock option awards based on the Consultant’s provision of services to Jounce pursuant to this Agreement, Jounce has amended the option awards granted to the Consultant under Jounce’s 2017 Stock Option and Incentive Plan (the “2017 Plan”) or granted as an inducement award, if applicable, listed on Exhibit A, in each case to provide that the vesting and exercisability of such awards shall be based on the Consultant’s service relationship (as defined under the 2017 Plan), including service as a Consultant, in addition to the Consultant’s service as an employee. The Consultant and Jounce each agree and acknowledge that the vesting and exercisability of the Consultant’s restricted stock unit awards under the 2017 Plan shall be based solely on the Consultant’s prior service as an employee of Jounce.

17.    Survival. Any termination of this Agreement shall be without prejudice to any obligation of either party that shall have accrued and then be owing prior to termination. Sections 4 through 17 of this Agreement shall survive any termination of this Agreement.

    18.    Prior Agreements; Governing Law; Severability; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and Consultant submits to the jurisdiction and agrees to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included in this Agreement. This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

19.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission, including by email or facsimile, shall be sufficient to bind Jounce and Consultant to the terms and conditions of this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date written above.

Consultant	Jounce Therapeutics, Inc.
Signature: /s/ Hugh Cole Name: Hugh Cole	By: /s/ Richard Murray, Ph.D. Name: Richard Murray, Ph.D. Title: President and CEO

Exhibit A

Grant Date	Number	Type	Price	Shares Granted
09/01/2017	100044	ISO	$16.89	23,680
09/01/2017	100045	Nonqual	$16.89	166,320
02/01/2018	100178	ISO	$23.98	4,170
02/01/2018	100179	Nonqual	$23.98	66,330
02/01/2019	100477	ISO	$4.40	2,788
02/01/2019	100478	Nonqual	$4.40	41,712
02/03/2020	100857	ISO	$6.55	17,148
02/03/2020	100858	Nonqual	$6.55	42,852
02/01/2021	101048	ISO	$11.89	9,682
02/01/2021	101049	Nonqual	$11.89	43,718
02/01/2022	101651	Nonqual	$7.56	30,000
02/01/2022	101652	ISO	$7.56	11,415
02/01/2022	101653	Nonqual	$7.56	43,585
08/01/2022	101710	ISO	$2.97	7,504
08/01/2022	101711	Nonqual	$2.97	32,496